                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     COUNTRYWIDE CREDIT INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

               [LOGO OF COUNTRYWIDE(R) CREDIT INDUSTRIES, INC.]

                               4500 Park Granada
                          Calabasas, California 91302

                                                                   June 1, 1999

Dear Stockholder:

  On behalf of the Board of Directors, I cordially invite you to attend the 1999 Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. The meeting will be held on July 9, 1999 at 10:00 a.m. in the Plaza Nueva Room of the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California. The formal notice and proxy statement for this meeting are attached to this letter.

  It is important that you sign, date and return your proxy as soon as possible, even if you currently plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now will assure that your vote is counted if you are unable to attend. Your vote, regardless of the number of shares you own, is important.

  On behalf of the Board of Directors, I thank you for your cooperation.

                                          Sincerely,

                                          /s/ Angelo R. Mozilo

                                          Angelo R. Mozilo
                                          Chairman of the Board

               [LOGO OF COUNTRYWIDE(R) CREDIT INDUSTRIES, INC.]

                               4500 Park Granada
                          Calabasas, California 91302

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held July 9, 1999

                               ----------------

To the Stockholders:

  The 1999 Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. (the "Company") will be held in the Plaza Nueva Room of the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California, on July 9, 1999 at 10:00 a.m., Pacific time, and at any adjournment thereof, for the following purposes:

    1. To elect two directors to serve on the Board of Directors for a term expiring at the 2002 Annual Meeting.

    2. To adopt the Company's 1999 Employee Stock Purchase Plan.

    3. To ratify the selection by the Board of Directors of Grant Thornton LLP as independent certified public accountants of the Company for the fiscal year ending February 29, 2000.

    4. To transact such other business as may properly come before the meeting and any adjournment thereof.

  Only stockholders of record at the close of business on May 17, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/ Sandor E. Samuels
                                                Sandor E. Samuels
                                                   Secretary

Dated: June 1, 1999

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE SIZE OF YOUR HOLDINGS. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION. PLEASE MAIL YOUR PROXY TODAY.

               [LOGO OF COUNTRYWIDE(R) CREDIT INDUSTRIES, INC.]
                               4500 Park Granada
                          Calabasas, California 91302

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 July 9, 1999

                                    GENERAL

  This Proxy Statement is furnished to stockholders of Countrywide Credit Industries, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be voted at the 1999 Annual Meeting of Stockholders to be held in the Plaza Nueva Room of the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California on July 9, 1999 at 10:00 a.m., Pacific time, and at any adjournment thereof (the "Meeting"). The Company expects to mail its proxy soliciting materials for the Meeting on or about June 7, 1999.

  All shares represented by each properly signed and returned proxy card in the accompanying form, unless revoked, will be voted at the Meeting in accordance with the stockholder's instructions indicated on the proxy card. If no instructions are marked on the proxy card, the shares will be voted in favor of the proposals described in this Proxy Statement. The accompanying proxy may be revoked by a stockholder at any time before it is voted, either by delivering a subsequent proxy or other written notice of revocation to the attention of the Legal Department of the Company at its above address or by attending the Meeting and voting in person.

  The only outstanding voting securities of the Company are shares of its Common Stock, par value $.05 per share ("Common Stock"). Each stockholder of record at the close of business on May 17, 1999 is entitled to notice of and to vote at the Meeting and at any adjournment or adjournments thereof. On that date, there were 112,793,676 shares of Common Stock outstanding, with each share entitled to one vote. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Meeting. Abstentions from voting, which may be specified on all matters except the election of directors, will be considered shares present and entitled to vote on a matter and, accordingly, will have the same effect as a vote against a matter. Broker non-votes are included in the determination of the number of shares present and voting; however, they are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Accordingly, broker non-votes are not counted as votes for or against the proposal.

  The Company will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting, this Proxy Statement and the proxy card. Following the mailing of this Proxy Statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of Common Stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $7,000 plus reimbursement of expenses.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen and the Board has fixed the number of directors at eight. The Company currently has eight directors. Directors serve three-year terms which are staggered to provide for the election of approximately one-third of the Board each year. The terms of the Class III directors, Angelo R. Mozilo and David S. Loeb, will expire at the Meeting. Each of Messrs. Mozilo and Loeb has been nominated for election as a Class III director for a new term which will expire at the annual meeting to be held in 2002.

  Directors will be elected by a plurality of the votes cast at the Meeting. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy card to vote for the nominees listed below. In the event that any nominee becomes unavailable for any reason, which the Board does not anticipate, the proxies will be voted for the election of the person, if any, who is designated by the Board to replace the nominee.

  The following table contains information regarding the nominees and the other incumbent directors.

                                                                      Director
        Name                         Occupation                 Age    Since
        ----                         ----------                 ---   --------

              Nominees for Election--Term Expiring 2002 (Class III)

Angelo R. Mozilo        Chairman of the Board                    60     1969
                         and Chief Executive Officer
                         of the Company

David S. Loeb           President of the Company                 75     1969

              Incumbent Directors--Term Expiring 2000 (Class I)

Jeffrey M. Cunningham   Chief Executive Officer                  46     1998
                         Planet Direct
                         Andover, MA

Ben M. Enis             Professor of Marketing (Retired)         57     1984
                         University of Southern California
                         Los Angeles, CA

Edwin Heller            Attorney, Of Counsel, Fried,             69     1993
                         Frank, Harris, Shriver & Jacobson
                         New York, NY

              Incumbent Directors--Term Expiring 2001 (Class II)

Robert J. Donato        Senior Vice President, Branch Manager    59     1993
                         PaineWebber, Incorporated
                         Los Angeles, CA

Michael E. Dougherty    Co-Founder and Chairman                  58     1998
                         Dougherty Financial Group, LLC
                         Minneapolis, MN

Harley W. Snyder        Senior Vice President, Real Estate       66     1991
                         Whiteco Industries, Inc.
                         Merrillville, IN

  Angelo R. Mozilo is co-founder of the Company and has been Chairman of the Board of the Company since March 1999 and Chief Executive Officer of the Company since February 1998. Prior to his present position, he was Vice Chairman of the Board and Executive Vice President of the Company, positions which he held from the Company's formation in March 1969. Since February 1999, Mr. Mozilo has served as Vice Chairman and President of IndyMac Mortgage Holdings, Inc. ("IndyMac REIT"), formerly known as INMC Mortgage Holdings, Inc., a publicly held real estate investment trust that was formerly managed by a former subsidiary of the Company. He served as Chief Executive Officer of IndyMac REIT from January 1997 to February 1999 and as the President of IndyMac REIT from its formation in 1985 until he was appointed as Chief Executive Officer in January 1997. Mr. Mozilo has been Vice Chairman of the Board of Directors since 1993 and a director since October 1985 of IndyMac REIT.

  David S. Loeb is co-founder of the Company and has been President of the Company since its formation in March 1969. He also served as the Chairman of the Board of the Company from March 1969 to February 1999. Since its inception in September 1985, Mr. Loeb has been Chairman of the Board of Directors of IndyMac REIT. He also served as Chief Executive Officer of IndyMac REIT from September 1985 to January 1997.

  Jeffrey M. Cunningham has been Chief Executive Officer of Planet Direct, a personalized internet web service, since December 1998. From June 1998 to November 1998, he served as Chief Executive Officer of Knowledge Universe. He was a Group Publisher of Forbes Inc. from 1993 to 1998. From 1989 to 1993, he was Worldwide Sales Director of Forbes Inc. He also serves as a director of Data General Corporation, Schindler Holding Ltd. (Zurich) and PageNet. He is a member of the Board of National Policy Association, co-chairman of the Global Economic Council and Vice-Chairman of the International Center of New York.

  Robert J. Donato has been Senior Vice President, Branch Manager, of PaineWebber, Incorporated since October 1997. From January 1997 through September 1997, he was the President of Freedom Advisors, Inc., an investment advisor company. For more than five years prior, he held the position of Executive Vice President, Director of Regional Institutional Sales for PaineWebber, Incorporated.

  Michael E. Dougherty is co-founder and Chairman of Dougherty Financial Group LLC, formed in 1977. He also controls and operates six asset management, securities and commercial lending businesses, including Voyageur Asset Management LLC, Segall Bryant & Hamill, LP, The Clifton Group, Inc., Dougherty Funding LLC and Itasca Business Credit LLC. He is a director of Dougherty Summit LLC, a broker-dealer, the St. Paul Chamber Orchestra and the Fairview System, formerly known as the University of Minnesota Health System. Mr. Dougherty also serves as Co-Chairman of the Fairview System Board of Trustees.

  Ben M. Enis is a marketing consultant and mediator. In 1998, he retired as Professor of Marketing at the University of Southern California in Los Angeles, California, a position he had held since 1982. He is also a director of Protection One, Inc., a publicly traded company that provides security alarm monitoring services for residential and small business subscribers.

  Edwin Heller is an attorney and has been of counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson since October 1996. Prior to his current position, Mr. Heller was a partner in that law firm for more than five years.

  Since April 1997, Harley W. Snyder has served as Senior Vice President, Real Estate, of Whiteco Industries, Inc., a company engaged in outdoor advertising, family entertainment, hotels and restaurants, land development and construction. Mr. Snyder also is, and for more than five years has been, President of S-W Corporation, a land development company. He was a director of Bank One, Merrillville, N.A. through April 1997 and currently serves on the Board of Trustees of both Porter Memorial Hospital and Valparaiso University. Mr. Snyder was President of the National Association of Realtors in 1983 and has served as a director of that organization since 1972.

  The Board recommends that the stockholders vote FOR each of the nominees.

Board and Committee Meetings

  During the fiscal year ended February 28, 1999 ("fiscal 1999"), the Board held fifteen meetings. The Board maintains Audit, Nominating, Compensation and Strategic Planning Committees. The committees' specific responsibilities are summarized below. Each Board member attended 75% or more of the meetings of the Board and the committees on which he served that were held during fiscal 1999, with the exception of Mr. Cunningham.

    1. The Audit Committee consults with and reviews the reports and recommendations of the Company's independent certified public accountants and reports thereon to the Board, meets with the Company's internal auditors to review policy and procedural matters and meets with management on financial matters. Messrs. Donato (chairman), Dougherty and Snyder are members of this committee which met five times during fiscal 1999.

    2. The Nominating Committee considers and recommends to the Board proposals to be presented for action by the Company's stockholders, and considers and reviews issues relating to the Company's proxy and the annual meeting of stockholders, including the consideration of nominations to the Board of Directors submitted by stockholders. Stockholders wishing to nominate directors must comply with Section 12 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder nominations and sets forth certain timing requirements with respect thereto. Messrs. Enis (chairman), Cunningham and Heller are members of this committee which met three times during fiscal 1999.

    3. The Compensation Committee determines matters relating to compensation of (a) the Chairman of the Board and Chief Executive Officer, and (b) the President of the Company (Messrs. Mozilo and Loeb) as well as the other three highest compensated executive officers and administers the Company's stock option and other benefit plans. Messrs. Snyder (chairman), Donato and Cunningham are members of this committee. The Compensation Committee met seven times during fiscal 1999.

    4. The Strategic Planning Committee examines long range planning issues facing the Company and its role in both the industries in which it operates and the general marketplace, as well as other issues relating to the Company's operations and governance. Messrs. Heller (chairman), Dougherty and Enis were members of this committee during fiscal 1999. The Strategic Planning Committee met four times during fiscal 1999.

Compensation of Directors

  Each director of the Company who is not an employee of the Company receives an annual fee for serving on the Board and any of its committees and is entitled to reimbursement for his expenses incurred in attending meetings of the Board and its committees. Directors who are Company employees are not paid any fees for serving on the Board and its committees. The annual fee paid to directors is $48,500 (payable monthly in arrears for each month during which an individual serves as a director of the Company) and each Board member receives a fee of $950 for each regular meeting attended. In addition, the chairman of each committee receives $5,000 per year for serving as chairman. Each director of the Company who is not an employee is entitled to receive a non-discretionary stock option grant each year. The number of shares subject to the option is determined pursuant to a formula based on earnings per share contained in the applicable stock option plan. These options become exercisable one year after the grant date. On June 1, 1998, each non-employee director received a stock option grant of 9,452 shares at an exercise price of $46.7188 per share, which was the average of the high and low sales prices on the New York Stock Exchange of the Company's Common Stock ("fair market value") on the date of grant.

  The Company maintains a plan whereby each director who is not an employee can elect to defer all or a part of his director's fees until a predetermined date, with the Company agreeing to credit interest on the amount deferred. Messrs. Cunningham, Donato, Dougherty and Snyder deferred fees during fiscal 1999. Directors who are elected to the Board on or after March 24, 1998 and elect to participate in the plan have interest credited to their deferred fees under the plan at a rate equal to the Moody's Seasoned Corporate Bond Index. Directors who were serving as members of the Board prior to March 24, 1998 and elect to participate in the plan can elect the interest rate credited to their deferred fees under the plan at a rate equal to either (i) the Moody's Seasoned Corporate Bond Index or (ii) the Company's after-tax return on weighted average equity based on the most recently published earnings for a four fiscal quarter period (but limited to a minimum of 50% and a maximum of 150% of the Moody's Seasoned Corporate Bond Index).

  At a meeting held on January 21, 1999, the Board approved the issuance on June 1, 1999 to each non-employee director of 1,000 shares of Common Stock of the Company. The shares will be subject to restrictions on transfer which will lapse over a three year period in approximately equal increments.

Director Emeritus

  The Company maintains the position of Director Emeritus for non-employee directors of the Company who have retired from the Board after having attained the age of 65 (age 63 for directors serving on the Board on February 11, 1987). Individuals who accept appointment to the position of Director Emeritus are required to agree to provide advisory and consulting services on certain business matters concerning the Company and its subsidiaries as the Board may determine and to attend meetings as requested by the Board at mutually convenient times. Such individuals are also required to agree to refrain from entering into an employment or consulting agreement with, or from supplying any information or materials to, any competitor of the Company or its subsidiaries. Each such individual receives compensation paid on a monthly basis based on the number of years of service as a director and the amount of director's fees paid to him during the last month of service as a director prior to his retirement in accordance with the following schedule:


           Years of Service                               Monthly Compensation
           ----------------                               --------------------
               5 years                                    45% of last month's
                                                            director's fees
               10 years                                   70% of last month's
                                                            director's fees
               15 years                                   95% of last month's
                                                            director's fees

  The term of the Director Emeritus position is for the life of the individual. In the event the individual dies while serving the Company prior to receiving five full years of compensation as a Director Emeritus, a death benefit is payable in a lump sum to his estate in the maximum amount of one year's compensation for serving as a Director Emeritus. The Company currently has three individuals in the position of Director Emeritus: Nathan Supak who retired in April 1987 and is paid $2,533 per month, Victor R. Witt who retired in August 1993 and is paid $3,048 per month, and Jack L. Bruckner who retired in July 1994 and is paid $2,246 per month.

                              EXECUTIVE OFFICERS

  The executive officers of the Company selected at the annual meeting of the Board of Directors held July 23, 1998 to serve at the pleasure of the Board of Directors or subsequently appointed are as follows:

                                                                       Employed
 Name                          Age               Office                 Since
 ----                          ---               ------                --------
 Angelo R. Mozilo............   60 Chairman of the Board and Chief       1969
                                    Executive Officer
 David S. Loeb...............   75 President                             1969
 Stanford L. Kurland.........   46 Senior Managing Director and          1979
                                    Chief Operating Officer
 Kevin W. Bartlett...........   41 Managing Director, Secondary          1986
                                    Marketing
 Thomas H. Boone.............   44 Managing Director, Portfolio          1984
                                    Services
 Carlos M. Garcia............   43 Managing Director, Finance, Chief     1984
                                    Financial Officer and Chief
                                    Accounting Officer
 Marshall M. Gates...........   47 Managing Director, Developing         1988
                                    Markets
 Gregory A. Lumsden..........   44 Managing Director, Originations       1983
 David Sambol................   39 Managing Director, Capital            1985
                                    Markets
 Sandor E. Samuels...........   46 Managing Director, Legal, General     1990
                                    Counsel and Secretary

  Angelo R. Mozilo is co-founder of the Company and has been Chairman of the Board of the Company since March 1999 and Chief Executive Officer of the Company since February 1998. Prior to his present position, he was Vice Chairman of the Board and Executive Vice President of the Company, positions which he held from the Company's formation in March 1969. Since February 1999, Mr. Mozilo has served as Vice Chairman and President of IndyMac REIT. He served as Chief Executive Officer of IndyMac REIT from January 1997 to February 1999 and as the President of IndyMac REIT from its formation in 1985 until he was appointed as Chief Executive Officer in January 1997. Mr. Mozilo has been Vice Chairman of the Board of Directors since 1993 and a director since October 1985 of IndyMac REIT.

  David S. Loeb is co-founder of the Company and has been President of the Company since its formation in March 1969. He also served as the Chairman of the Board of the Company from March 1969 to February 1999. Since its inception in September 1985, Mr. Loeb has been Chairman of the Board of IndyMac REIT. He also served as Chief Executive Officer of IndyMac REIT from September 1985 to January 1997.

  Stanford L. Kurland joined the Company as a Senior Vice President in 1979. He became Chief Financial Officer in 1983 and Managing Director in 1988. He was Senior Managing Director, Chief Financial Officer and Chief Operating Officer from 1989 until March 1995 when he became Senior Managing Director and Chief Operating Officer. Mr. Kurland served as President and Chief Operating Officer of Countrywide Home Loans, Inc. ("CHL"), the Company's subsidiary engaged in mortgage lending and servicing, from March 1995 to February 1999 and assumed the role of Chief Executive Officer and President of CHL in March 1999.

  Kevin W. Bartlett joined the Company in 1986. He became a Managing Director in May 1991. His title was changed to Managing Director, Secondary Marketing in 1994.

  Thomas H. Boone joined the Company as a Vice President in 1984 and became a Managing Director in 1988. His title was changed to Managing Director, Chief Loan Administration Officer in 1996 and to Managing Director, Portfolio Services in September 1997.

  Carlos M. Garcia joined the Company as Vice President, Finance and Chief Accounting Officer in 1984. He became Senior Vice President in 1986 and Managing Director, Chief Accounting Officer in 1990. He became Managing Director, Finance, Chief Financial Officer and Chief Accounting Officer in March 1995. In March 1999, Mr. Garcia also assumed the role of Chief Operating Officer of CHL in addition to his position of Managing Director, Finance of CHL.

  Marshall M. Gates joined the Company in 1988. He served as an officer of the Company's insurance subsidiary and in 1990 was appointed Managing Director, Production Support and Administration. His title was changed to Managing Director, Production Operations in 1994 and to Managing Director, Developing Markets in 1996. Since February 1997, Mr. Gates has also served as Executive Vice Chairman and Chief Executive Officer of LandSafe, Inc., a subsidiary of the Company which oversees loan closing services.

  Gregory Lumsden joined the Company in 1983. He served as an Executive Vice President of CHL from 1989 to 1996. In September 1996, he was appointed Managing Director, Originations.

  David Sambol joined the Company in 1985 and became Managing Director, Capital Markets in July 1994. Since October 1993, he has also served as the President and Chief Executive Officer of Countrywide Capital Markets, Inc., a subsidiary of the Company which oversees the entities engaged in brokering purchases and sales of mortgage loan servicing portfolios and underwriting and trading mortgage-backed securities.

  Sandor E. Samuels joined the Company in 1990 as Senior Vice President, General Counsel and Secretary. He was appointed Managing Director, Legal, General Counsel and Secretary in May 1991.

                            PRINCIPAL STOCKHOLDERS

  The following table shows, with respect to each person or entity known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of March 15, 1999, (i) the number of shares of Common Stock so owned and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of March 15, 1999).

                                                            Number of  Percent
              Name and Address of Beneficial Owner            Shares   of Class
              ------------------------------------          ---------- --------
     Neuberger & Berman LLC(/1/)........................... 15,735,802  13.97%
      605 Third Avenue
      New York, New York 10158
     Oppenheimer Capital(/2/)..............................  9,110,514   8.09%
      Oppenheimer Tower, World Financial Center
      New York, New York 10281

--------
(1) Based upon a Schedule 13G dated as of February 10, 1999 filed with the Securities and Exchange Commission.
(2) Based upon a Schedule 13G dated as of February 9, 1999 filed with the Securities and Exchange Commission.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following information sets forth the number of shares of the Company's Common Stock beneficially owned as of March 15, 1999 by each of the Company's directors, including the nominees for election as directors, the Company's Chief Executive Officer, President and the three other most highly compensated executive officers (the "named executive officers"), and all directors and executive officers as a group.

    Name or Number of       Number of                                 Percent
     Persons in Group      Shares Owned     Options(/1/)   Total   of Class(/2/)
    -----------------      ------------     ------------ --------- -------------
Angelo R. Mozilo..........    403,458(/3/)   1,764,338   2,167,796     1.92%
David S. Loeb.............  1,191,361        1,388,844   2,580,205     2.29%
Jeffrey M. Cunningham.....          0                0           0
Robert J. Donato..........     54,609           24,541      79,150
Michael E. Dougherty......     10,000                0      10,000
Ben M. Enis...............     37,846           82,151     119,997
Edwin Heller..............      1,088           24,541      25,629
Harley W. Snyder..........     12,285            9,308      21,593
Stanford L. Kurland.......    131,977          368,547     500,524
Carlos M. Garcia..........     65,163          296,947     362,110
David Sambol..............      1,996           26,575      28,571
All directors and
 executive officers as a
 group
 (16 persons).............  1,993,325        4,524,516   6,517,841     5.79%

--------
(1) Represents shares subject to stock options that are exercisable on March 15, 1999 or become exercisable within 60 days of March 15, 1999.
(2) Percentage information is omitted for individuals who own less than one percent of the outstanding shares of Common Stock and shares deemed outstanding due to exercisable options.
(3) Includes 723 shares owned by Mr. Mozilo's wife as to which Mr. Mozilo disclaims beneficial ownership.

                            EXECUTIVE COMPENSATION

Executive Compensation

  The following table sets forth the cash compensation paid by the Company and its subsidiaries to the named executive officers of the Company for all services in all capacities during the years indicated.

                          SUMMARY COMPENSATION TABLE

                                                                               Long-Term
                                                                              Compensation
                                                                              ------------
                                               Annual Compensation               Awards
                         Fiscal Year ---------------------------------------- ------------
        Name and            Ended                             Other Annual    Stock Option     All Other
   Principal Position    February 28 Salary(/1/) Bonus(/2/) Compensation(/3/)    Shares    Compensation(/4/)
   ------------------    ----------- ----------- ---------- ----------------- ------------ -----------------
Angelo R. Mozilo........    1999     $1,400,000  $3,935,821      $ 2,611               0       $705,193
 Chairman of the            1998      1,400,000   3,636,746       24,346               0        388,603
 Board and Chief            1997      1,212,973   2,885,549       33,870       1,364,093        183,275
 Executive Officer

David S. Loeb...........    1999      1,300,000   3,935,821        1,921               0        292,544
 President                  1998      1,300,000   3,636,746       15,644               0        309,781
                            1997      1,214,770   2,885,549       23,018       1,364,093        277,574

Stanford L. Kurland.....    1999        744,187   1,195,740        1,921         135,000         90,769
 Senior Managing            1998        708,750   1,212,445       15,406         150,025         88,796
 Director and Chief         1997        675,000     903,295       20,025         150,000         93,806
 Operating Officer

David Sambol............    1999        360,500     724,700          521          30,000         26,913
 Managing Director,         1998        343,750     643,875        4,511          35,025         26,270
 Capital Markets            1997        318,750     492,228        5,819          35,000         21,643

Carlos M. Garcia........    1999        375,250     324,221          473          35,000         38,273
 Managing Director,         1998        360,500     312,814        5,520          40,025         38,576
 Finance, Chief             1997        337,500     286,650        8,579          40,000         33,541
 Financial Officer and
 Chief Accounting
 Officer

--------
(1) Amounts shown for the indicated fiscal year include amounts deferred at the election of the named executive officer pursuant to the Company's 401(k) plan and the officer's deferred compensation plan.

(2) Amounts shown represent the dollar value of the bonus earned by the named executive officer during the indicated fiscal year whether or not paid in such fiscal year. Messrs. Mozilo's and Loeb's bonus amounts were awarded pursuant to their employment agreements; Mr. Kurland's bonus amount was awarded pursuant to the Company's Annual Incentive Plan; Mr. Sambol's bonus amount was awarded pursuant to a formula which was approved by the Compensation Committee; and Mr. Garcia's bonus amount was awarded pursuant to a formula approved by the Compensation Committee.

(3) Amounts shown represent the portion of interest accrued on the account of the named executive officer with respect to deferred compensation that exceeds 120% of the applicable federal rate.

(4) Amounts shown for fiscal 1999 consist of the following: (i) Mr. Mozilo:
    Company contribution to 401(k) Plan--$4,800; Company contribution to deferred compensation account--$195,000; Company paid life insurance premiums--$505,393; (ii) Mr. Loeb: Company contribution to deferred compensation account--$227,500; Company paid life insurance premiums-- $65,044; (iii) Mr. Kurland: Company contribution to 401(k) Plan--$4,800; Company contribution to deferred compensation account--$53,156; Company paid life insurance premiums--$32,813; (iv) Mr. Sambol: Company contribution to 401(k) Plan--$4,800; Company contribution to deferred compensation account--$8,750; Company paid life insurance premiums-- $13,363; and (v) Mr. Garcia: Company contribution to 401(k) Plan--$4,800; Company contribution to deferred compensation account--$18,200; Company paid life insurance premiums--$15,273.

  The following table sets forth information on the stock options granted to the named executive officers in fiscal 1999.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1999

                                                     Individual Grants
                         -------------------------------------------------------------------------
                          Number of
                          Securities    % of Total
                          Underlying  Options Granted
                           Options    to Employees in Exercise Price Expiration     Grant Date
          Name           Granted(/1/)   Fiscal Year   ($/Share)(/2/)    Date    Present Value(/3/)
          ----           ------------ --------------- -------------- ---------- ------------------
Angelo R. Mozilo........         0            0%              N/A          N/A             N/A
David S. Loeb...........         0            0               N/A          N/A             N/A
Stanford L. Kurland.....   135,000         8.19          $46.7188     6/1/2008      $1,343,844
David Sambol............    30,000         1.82           46.7188     6/1/2008         298,632
Carlos M. Garcia........    35,000         2.13           46.7188     6/1/2008         348,404

--------
(1) All options become exercisable at the rate of 25% on each of the first, second, third and fourth anniversaries of the grant date, except in the event of a "Change of Control" as defined in the relevant stock option plan. Upon a Change of Control, all options become immediately exercisable.

(2) The exercise price is not less than the market value of the Common Stock on the date of grant. Options were granted on June 1, 1998.

(3) The present value of the options as of their grant dates was calculated using the Black-Scholes single option model. The assumptions used in the model were: expected volatility of 31.3%, risk-free rate of return (approximately equal to the five-year Treasury rate at the grant date) of 6.216%, dividend yield of 1.128% and time to exercise of five years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

  The following table sets forth information on stock option exercises by named executive officers' during fiscal 1999 and outstanding options and their value at February 28, 1999. Value is calculated as the difference between the fair market value of the Common Stock and the exercise price of the options at the exercise date or fiscal year end, as applicable.

              OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                     Number of Securities
                                                    Underlying Unexercised     Value of Unexercised
                                                          Options at          In-The-Money Options at
                             Shares                    February 28, 1999         February 28, 1999
                            Acquired      Value    ------------------------- -------------------------
     Name                on Exercise(#)  Realized  Exercisable Unexercisable Exercisable Unexercisable
     ----                -------------- ---------- ----------- ------------- ----------- -------------
Angelo R. Mozilo........          0     $        0  1,764,339     560,191    $31,271,816  $8,555,869
David S. Loeb...........    362,226      7,820,280  1,388,844     560,190     22,871,577   8,555,850
Stanford L. Kurland.....    111,754      5,009,986    368,547     334,498      7,009,014   2,568,398
David Sambol............     50,000      1,691,475     26,576      76,249        389,151     593,464
Carlos M. Garcia........          0              0    296,947      90,500      7,695,318     729,550

Pension Plan

  The following table illustrates annual pension benefits under the Company's Defined Benefit Pension Plan (the "Pension Plan") for participants retiring in 1999 at age 65 payable in the form of a life annuity under various levels of base compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

                              PENSION PLAN TABLE

                                                   Years of Service
                                      ------------------------------------------
            Remuneration(/1/)           10     15     20     25     30     35
            -----------------         ------ ------ ------ ------ ------ -------
   $  250,000........................ 23,200 39,580 57,090 72,420 87,740 103,060
     300,000......................... 23,200 39,580 57,090 72,420 87,740 103,060
     400,000......................... 23,200 39,580 57,090 72,420 87,740 103,060
     450,000......................... 23,200 39,580 57,090 72,420 87,740 103,060
     500,000......................... 23,200 39,580 57,090 72,420 87,740 103,060
    1,000,000........................ 23,200 39,580 57,090 72,420 87,740 103,060
    1,200,000........................ 23,200 39,580 57,090 72,420 87,740 103,060

--------
(1) As the result of a limitation under the Internal Revenue Code of 1986, as amended (the "Code"), annual compensation in excess of $160,000 is not taken into account when calculating benefits under the Pension Plan.

  The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $160,000 limitation under the Code. Benefits are 100% vested after five years of service. Certain provisions in the Pension Plan become effective upon a Change in Control (as defined in the Pension Plan). These provisions prevent the Pension Plan from being amended in a way that would negatively impact participants and allow a participant to become fully vested if terminated for reasons other than Cause (as defined in the Pension Plan) within two years following a Change in Control. The years of credited service under the Pension Plan for the named executive officers are: Angelo R. Mozilo, 30; David S. Loeb, 30; Stanford L. Kurland, 19; David Sambol, 13; and Carlos M. Garcia, 14.

  The Company adopted a Supplemental Executive Retirement Plan (the "SERP"), effective in the fiscal year ended February 28, 1995, designed to provide certain executives with retirement income equal to 70% of their average annual salary determined by averaging the five highest salaried years out of the ten years preceding retirement. In November 1997, the Compensation Committee of the Board approved an amendment to the SERP to modify the benefit amount to 60% from 70% for new participants in the SERP and in January 1999, the Compensation Committee approved an amendment reducing the benefit amount from 60% to 33.3% for new participants. Benefits under the SERP are reduced by benefits the participant receives from (i) the estimated Pension Plan and (ii) the Company's contributions to the participant's deferred compensation account. The estimated annual benefit under the SERP will be: for Messrs. Mozilo, Kurland, Sambol and Garcia (assuming retirement at age 65), $351,516, $375,004, $438,027 and $233,452, respectively; and for Mr. Loeb (assuming retirement at age 75), $428,623.

  The SERP provides for a lump sum payment to a participant, including an executive officer listed in the Summary Compensation Table, in the event of a "Change in Control" (as defined in the SERP). The lump sum payment is to be made within 60 days of the Change in Control, and the amount paid is to be determined as if employment terminated on the date the Change in Control became effective.

Employment Agreements

  The Company has entered into employment agreements with Messrs. Mozilo, Loeb and Kurland which provide for certain compensation, death, disability and termination benefits.

  As of March 26, 1996, the Company amended and restated the employment agreement with Angelo R. Mozilo, Chairman of the Board and Chief Executive Officer of the Company. In February 1998, Mr. Mozilo's employment agreement, which had provided that he serve as Vice Chairman and Executive Vice President, was amended to reflect Mr. Mozilo's promotion to Chief Executive Officer and Vice Chairman. Effective as of March 1, 1999, Mr. Mozilo was appointed Chairman of the Board and Chief Executive Officer of the Company.

  Mr. Mozilo's employment agreement provides for the retention of his services for the period commencing July 10, 1996 and terminating on February 28, 2001. Mr. Mozilo's employment agreement provides for a base salary of $1,400,000 per year through February 28, 2001. His employment agreement provides for additional incentive compensation in each year during the term thereof beginning in the fiscal year ended February 28, 1997 in the form of an annual cash bonus pursuant to a formula that multiplies the prior year's bonus by the ratio of the current year's earnings per share over that of the previous year.

  Mr. Loeb's employment agreement, which had provided that he serve as Chairman of the Board and President of the Company, was amended and restated effective March 1, 1999 to provide that he serve solely as President of the Company. Under his amended and restated employment agreement, Mr. Loeb's services have been retained for the period commencing March 1, 1999 and ending on March 1, 2000; provided, however, that Mr. Loeb's employment will automatically be extended through March 1, 2001 in the event that a "change in control" (as defined in Mr. Loeb's employment agreement) shall occur prior to March 1, 2000. Under the terms of this agreement, Mr. Loeb's annual base salary is $650,000. He is also entitled to additional incentive compensation for (i) fiscal year 1999 in the form of an annual cash bonus pursuant to a formula that multiplies Mr. Loeb's prior year's bonus by the ratio of the current year's earnings per share over that of the previous year, (ii) the fiscal year ending February 29, 2000 in the form of an annual cash bonus which is an amount equal to twenty-five percent of the cash bonus payable to Mr. Mozilo, as Chairman of the Board, and (iii) if the agreement is extended as described above, for the fiscal year ending February 28, 2001 in the form of an annual cash bonus equal to 25% of the amount of Mr. Loeb's annual cash bonus for the fiscal year ended February 28, 1999.

  Pursuant to Mr. Mozilo's and Mr. Loeb's employment agreements then in effect, the Company made a grant in fiscal 1997 to each of Messrs. Mozilo and Loeb of stock options in respect of 1,000,000 shares of Common Stock which vest ratably on each of the first three anniversaries of the grant date. Under the current employment agreement for Mr. Mozilo, the Compensation Committee is authorized to grant stock options, in amounts to be determined by the Compensation Committee, to Mr. Mozilo in respect of the fiscal years ending in 2000 and 2001. Under his agreement, Mr. Loeb will be eligible to receive stock options at the same time during calendar year 2000 (but in no event later than June 30, 2000) as the Company grants options to its senior executives generally for that number of shares of Common Stock equal to the lesser of (i) twenty-five percent of the number of shares of Common Stock subject to stock options granted to Mr. Mozilo, as Chairman of the Board or (ii) eighty-five thousand.

  The Company has also entered into an employment agreement with Stanford L. Kurland, Senior Managing Director and Chief Operating Officer of the Company, and President and Chief Executive Officer of CHL, providing for certain compensation, death, disability and termination benefits. Mr. Kurland's employment agreement is effective as of March 1, 1999 and provides for the retention of Mr. Kurland's services through February 28, 2002. The employment agreement provides for a base annual salary for Mr. Kurland of $781,396 for fiscal year 2000 with an increase of no less than 5% or more than 10% for fiscal years 2001 and 2002 as may be approved by the Compensation Committee, based on the recommendation of Mr. Mozilo. The agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus as determined in accordance with the Annual Incentive Plan which was approved by the stockholders at the 1996 annual meeting. See "Executive Compensation--Annual Incentive Plan" below. The agreement also provides for additional incentive compensation in the form of grants of stock options under any stock option plans which may exist or come into effect. In respect of each fiscal year ending during the term of the agreement, Mr. Kurland will be granted options for no less than 100,000 and no greater than 250,000 shares of the Company's Common Stock.

  Messrs. Mozilo's and Kurland's employment agreements each provide that in the event of disability, he shall receive annual compensation in an amount equal to (i) 50% of his then current salary, minus (ii) the amount of any cash payments to him under the terms of the Company's disability insurance or other disability benefit plans or the Company's Pension Plan and any compensation he may receive pursuant to any other employment. These payments are to be made until the earlier of the officer's death, commencement of benefits under the Company's pension plan or five years from the date of the disability. The Company is also required to afford each officer during the disability period other employment benefits to which he otherwise would be entitled. In the event of the death of the officer during the term of his employment agreement, the Company is required to pay to his beneficiary an amount equal to the officer's salary for 12 months following the date of death and to provide to such beneficiary certain other rights or benefits to which the officer would otherwise have been entitled. Messrs. Mozilo's and Kurland's employment agreements each provides for certain benefits in the event of termination without cause (as defined in each of the employment agreements) or if the officer terminates his employment under specified conditions.

Annual Incentive Plan

  The Company has in place an Annual Incentive Plan which was approved by the Company's stockholders at the 1996 annual meeting. The purposes of the Annual Incentive Plan are to promote the profitability of the Company, provide officers an opportunity to receive incentive compensation depending upon that profitability and to attract, retain and motivate such individuals. All officers of the Company are currently eligible for awards under the Annual Incentive Plan. It is expected that Mr. Kurland will be the only participating executive officer for the fiscal year ending February 29, 2000.

Change in Control Arrangements

  On September 12, 1996, the Compensation Committee approved a Change in Control Severance Plan (the "Severance Plan") which provides for a salary continuation payment and certain other benefits for eligible employees whose employment with the Company is terminated involuntarily after a Change in Control (as defined in the Severance Plan) or who leave the Company following a Change in Control if a specified change in their compensation, position or employment location occurs. Employees who are eligible to participate in the Severance Plan include all active, full-time employees other than employees who are covered under an individual employment or severance agreement which provides for compensation and/or benefits upon termination of employment. The amount of the separation payment is based on the employee's title and status as an exempt or non-exempt employee within the meaning of the wage and hour laws. In the event of a Change in Control, Messrs. Garcia and Sambol would be entitled to participate in the Severance Plan and they would each be entitled to receive a salary separation payment of two years of their base pay plus 200% of their average bonus as determined in accordance with the Severance Plan. In addition, they would be entitled to receive medical, dental, vision and prescription drug benefits, life insurance and other death benefits coverage for a period of two years following the date of termination.

Compensation Committee Report on Executive Compensation

  The Compensation Committee is composed of Messrs. Snyder, Donato and Cunningham, who are non-employee directors of the Company. The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for annual cash incentive compensation based on the Company's overall performance and the employee's individual performance and
(3) stock options to provide long-term incentives for performance and to align executive officer and stockholder interests. There is no fixed ratio of total compensation to be represented by salary, incentive compensation or stock options.

 Compensation of Chief Executive Officer, President and Chief Operating
Officer

  Compensation for fiscal 1999 for Messrs. Mozilo, Loeb, and Kurland was determined under their respective employment agreements. See "Executive Compensation--Employment Agreements." Under these Agreements, neither Mr. Mozilo nor Mr. Loeb received any stock option grants in fiscal 1999 because they each received in the fiscal year ended February 28, 1997 a grant of stock options in respect of 1,000,000 shares of Common Stock in lieu of receiving grants in the fiscal years ended February 28, 1998 and 1999. Pursuant to his employment agreement, Mr. Kurland received in fiscal 1999 a grant of stock options in respect of 135,000 shares which are exercisable at the rate of 25% on each of the first, second, third, and fourth anniversaries of the grant date.

  As provided by their employment agreements in effect for fiscal 1999, the annual incentives received by Messrs. Mozilo and Loeb were determined by multiplying the prior year's annual incentive by a performance ratio obtained by dividing the most recent fiscal year's earnings per share by the prior year's earnings per share. The performance ratio for the annual incentives paid with respect to fiscal 1999 was calculated by comparing earnings per share for fiscal 1999 with the fiscal year ended February 28, 1998. Mr. Kurland's annual incentive was determined pursuant to the Annual Incentive Plan which provides that Mr. Kurland will be awarded from 0% to 275% of a specified target bonus, subject to the satisfaction of certain earnings per share and return on equity goals. Earnings per share increased in fiscal 1999 compared to fiscal 1998 resulting in an increase in the annual incentives paid to Messrs. Mozilo, Loeb, and Kurland with respect to fiscal 1999.

 Compensation of Other Executives for Fiscal 1999

  With respect to the base salaries and annual incentives for fiscal 1999 for the two most highly paid executives excluding Messrs. Mozilo, Loeb, and Kurland, the Compensation Committee met with senior management to review recommendations regarding their base salaries and annual incentive levels. The decisions of the Compensation Committee with respect to the base salary for each such executive officer are subjective and were made after consideration of the performance of the executive in his particular area of responsibility, the executive's contribution to the Company's overall management team, and an assessment of the future contributions the executive should be able to make to the Company. The annual incentives paid to Messrs. Sambol and Garcia were approved by the Compensation Committee and were based on a plan which was approved by that Committee.

 Stock Options for Fiscal 1999

  The Compensation Committee oversees the determination of the overall number of employee stock options to be granted each year and how those options are to be distributed among the employees. In the fiscal year ended February 28, 1994, the Compensation Committee studied comparisons of the amount of stock options granted in relation to a company's issued and outstanding stock. As a result of this study, the Compensation Committee determined that it would be appropriate for stock options granted in any fiscal year to be in a range not to exceed 3% of the outstanding stock of the Company during that fiscal year. The stock options granted in fiscal 1999 equaled 1.46% of the outstanding stock of the Company at the end of the fiscal year.

  Options were granted to executive officers on June 1, 1998 based on the performance of the Company in fiscal 1998 compared to the performance in fiscal 1997.

 Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless such compensation qualifies as "performance-based compensation" which, among other things, requires approval by the Company's stockholders. The incentive compensation arrangements for fiscal 1999 applicable to Messrs. Mozilo, Loeb, and Kurland were approved by the Company's stockholders at the Annual Meeting of Stockholders held on July 10, 1996 and otherwise qualify as "performance-based compensation." Therefore, all amounts paid to Messrs. Mozilo, Loeb, and Kurland as incentive compensation for fiscal 1999 are deductible although they exceed $1 million. The Committee recognizes that the base salaries of Messrs. Mozilo and Loeb will not be deductible to the extent they exceed $1 million, but considers this additional amount not to be significant to the Company.

  The Committee's policy on deductibility is generally to develop compensation plans which provide for the payment of compensation that is tax deductible to the Company, while recognizing that the legitimate interests of the Company and its stockholders may at times be better served by compensation arrangements which are not deductible.

                                          The Compensation Committee

                                              Harley W. Snyder, Chairman
                                              Robert J. Donato
                                              Jeffrey M. Cunningham

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consists of Messrs. Snyder (chairman), Donato and Cunningham. As noted below in the "Certain Transactions" section, Mr. Donato had one loan outstanding under a plan maintained by the Company, which was ratified and approved by the stockholders, to facilitate the exercise of stock options (the "Financing Plan"). This loan, which was funded on November 17, 1997, bore an interest rate of 5.69% and was repaid in July 1998. Mr. Donato's highest aggregate indebtedness to the Company under that loan during fiscal 1999 was $93,857, which amount was outstanding prior to repayment in July 1998. During fiscal 1999, Mr. Snyder had one mortgage loan outstanding with the Company which was repaid in June 1998. This loan was in the initial principal amount of $496,000 and bore interest at the rate of 7% per annum. Mr. Snyder's highest aggregate indebtedness to the Company under this loan during fiscal 1999 was $484,621 which was the amount outstanding as of March 1, 1998.

  No member of the Compensation Committee was, during fiscal 1999, an officer or employee of the Company or any of its subsidiaries, nor was any member of the Compensation Committee formerly an officer of the Company or any of its subsidiaries. Also, during that year, no executive officer of the Company served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board.

                               PERFORMANCE GRAPH

  The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on February 28, 1994 in each of the Company, the S&P 500 Index and the S&P Financial Index. The results and comparisons shown in the graph below are based upon historical data and are not indicative of, nor intended to forecast future performance of, the Company's Common Stock.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG COUNTRYWIDE CREDIT INDUSTRIES, INC.
                    S&P 500 INDEX AND S&P FINANCIAL INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           COUNTRYWIDE    S&P          S&P
(Fiscal Year Covered)        CREIT          500 INDEX    FINANCIAL INDEX
-------------------          ----------     ---------    ---------------
Measurement Pt- 1994         $100.00        $100.00      $100.00
1995                         $100.00        $107.00      $109.00
1996                         $131.00        $145.00      $160.00
1997                         $184.00        $182.00      $227.00
1998                         $283.00        $246.00      $317.00
1999                         $243.00        $295.00      $344.00

                             CERTAIN TRANSACTIONS

 Transactions Involving IndyMac REIT and IndyMac, Inc.

  Messrs. Mozilo and Loeb, who serve as directors and executive officers of the Company, also serve as directors and executive officers of IndyMac REIT. In connection with the restructuring of their business relationship in July 1997, Countrywide Asset Management Corporation, formerly a wholly owned subsidiary of the Company was merged into IndyMac REIT and the Company received 3,440,800 newly issued shares of common stock of IndyMac REIT. In addition, in connection with the restructuring, the Company received the right to purchase from IndyMac REIT the right (the "Right of First Offer") to purchase from IndyMac REIT in an offering (an "Offering") of voting capital stock (or a security convertible or exchangeable into or exercisable for voting capital stock) such number of shares of the capital stock as may be required for the Company to maintain its then proportionate voting interest in IndyMac REIT. Any purchase by the Company pursuant to the Right of First Offer must be on the same terms and conditions applicable to other purchasers in the Offering.

  Messrs. Mozilo and Loeb and two other officers of the Company also serve as directors of IndyMac, Inc. ("IndyMac"). IndyMac REIT owns all of the outstanding preferred stock of IndyMac and CHL owns all of the outstanding common stock of IndyMac.

  The following describes certain transactions involving the Company, CHL, IndyMac REIT and IndyMac during fiscal 1999.

  In connection with the restructuring described above, the Company entered into a Cooperation Agreement with IndyMac REIT and IndyMac whereby the Company and certain affiliates agreed to provide certain services to IndyMac REIT and IndyMac during a transition period. The Cooperation Agreement requires IndyMac REIT and IndyMac to pay the Company for these services. In fiscal 1999, total charges incurred by IndyMac REIT and/or IndyMac for services provided by the Company under the Cooperation Agreement were $2.6 million.

  Pursuant to a Mortgage Loan Purchase and Servicing Agreement dated as of August 21, 1998, as amended, CHL sold to IndyMac REIT mortgage loans with an aggregate unpaid principal balance of $460 million. These loans were sold on a servicing retained basis.

  Pursuant to the 1987 Amended and Restated Servicing Agreement dated as of May 15, 1987, as amended (the "Servicing Agreement"), CHL services certain mortgage loans for IndyMac REIT. Under the Servicing Agreement, CHL is entitled to retain a servicing fee of $6.25 per loan for "A" paper loans and $15.00 per loan for subprime loans. CHL earned servicing fees for all mortgage loans serviced by it on behalf of IndyMac REIT of approximately $1.7 million for the year ended February 28, 1999.

  CHL also purchased from IndyMac REIT mortgage loans with an aggregate unpaid principal balance of $76.4 million pursuant to two separate Mortgage Loan Purchase and Servicing Agreements dated as of October 23, 1998 and January 15, 1999, respectively.

  In November 1998, CHL entered into an Assignment and Assumption Agreement pursuant to which CHL assumed certain IndyMac recourse obligations with respect to the underlying mortgage loans which IndyMac had previously sold to the Federal Home Loan Mortgage Corporation. In consideration of CHL's assumption of these recourse obligations, IndyMac paid CHL a total of $6.0 million. Of this amount, a portion is reimbursable to IndyMac based upon actual loss experience on the loans.

  In October 1998, CHL purchased from IndyMac REIT for $35.5 million the servicing rights related to a loan portfolio with an aggregate unpaid principal balance of $2.7 billion. IndyMac REIT had previously entered into an agreement to acquire, but did not take delivery of, these servicing rights from Flagstar Bank, FSB, a federally chartered savings and loan. Countrywide Servicing Exchange, a subsidiary of the Company, represented Flagstar Bank, FSB in the initial sale to IndyMac REIT.

  During 1997, IndyMac REIT and IndyMac entered into a sublease agreement for their corporate headquarters with the Company, while at the same time, the Company subleased space from IndyMac REIT and IndyMac in their former headquarters. As a result, IndyMac REIT and IndyMac paid the Company $3.4 million in fiscal 1999 and the Company paid IndyMac REIT and IndyMac $378,000 in fiscal 1999 for payments under these sublease arrangements.

  Countrywide Securities Corporation, an indirect subsidiary of the Company, provided brokerage services to IndyMac REIT and IndyMac in connection with the sale of mortgage loans and/or servicing rights. The total fees paid to Countrywide Securities Corporation by IndyMac REIT and IndyMac for these services during fiscal 1999 were $572,000.

 Transactions Involving Officers and Directors

  During fiscal 1999, Mr. Loeb had one loan outstanding under the Financing Plan. As of February 28, 1999, the amount of his loan remaining outstanding was $224,047, which amount was the highest aggregate indebtedness to the Company during fiscal 1999. The loan bears an annual interest rate of 3.25%. On May 14, 1999, Mr. Loeb repaid $225,381.37, which was the amount outstanding as of that date.

  Mr. Donato had one loan under the Financing Plan during fiscal 1999, with an interest rate of 5.69%. Mr. Donato's highest aggregate indebtedness to the Company during fiscal 1999 under this loan was $93,857 as of July 1998, at which time he repaid the entire balance.

  During fiscal 1999, Harley Snyder had one mortgage loan outstanding which was held by the Company. It was paid in full in June 1998. The loan was in the initial principal amount of $496,000 with interest payable at 7% per annum. This loan was secured by real property located in Indian Wells, California. Mr. Snyder's highest aggregate indebtedness to the Company under this loan during fiscal 1999 was $484,621, which was the amount outstanding as of March 1, 1998.

  Mr. Samuels had three loans outstanding under the Financing Plan during fiscal 1999. His highest aggregate indebtedness to the Company during fiscal 1999 was $203,648, which amount was outstanding as of February 28, 1999. The three loans bear interest rates of 5.11%, 5.62% and 3.25%, respectively.

  Mr. Heller is of counsel in the law firm of Fried, Frank, Harris, Shriver & Jacobson. This firm performed services for the Company in fiscal 1999, and the Company intends to retain the services of this firm in fiscal year ending February 29, 2000.

                                 PROPOSAL TWO

                                  APPROVAL OF
                      COUNTRYWIDE CREDIT INDUSTRIES, INC.
                       1999 EMPLOYEE STOCK PURCHASE PLAN

  The stockholders are being asked to approve the Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan") under which 500,000 shares of the Company's Common Stock initially will be reserved for issuance. The Purchase Plan was adopted by the Board of Directors on March 24, 1999, was amended on May 6, 1999 and will become effective on October 1, 1999, provided this Proposal Two is approved at the Annual Meeting.

  The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries (whether now existing or subsequently established) to purchase shares of Common Stock periodically through their accumulated payroll deductions during Offerings (as defined below) under the Purchase Plan.

  It is the intention of the Company that the Purchase Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The Purchase Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended.

             Description of the 1999 Employee Stock Purchase Plan

  The following is a summary description of the Purchase Plan. Capitalized terms used but not otherwise defined herein shall have meanings ascribed to them in the Purchase Plan.

 Administration

  The Purchase Plan will be administered by the Compensation Committee. The Compensation Committee, as Plan Administrator, will have full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan.

 Securities Subject To The Purchase Plan

  The number of shares of Common Stock initially reserved for issuance under the Purchase Plan will be limited to 500,000 shares. The shares issuable under the Purchase Plan will be made available from authorized but unissued shares of the Company's Common Stock.

  In the event that any change is made to the outstanding Common Stock (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure), appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Purchase Plan, (ii) the maximum number and class of securities purchasable per participant during any Offering, and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Purchase Plan or the outstanding purchase rights thereunder.

 Eligibility

  Each employee of the Company and its Participating Subsidiary Corporations will be eligible to participate in the Purchase Plan, provided, however, that with respect to any Offering, the Compensation Committee may exclude from participation any employee or group of employees that are permitted to be excluded from participation pursuant to Section 423 of the Internal Revenue Code and the regulations promulgated and proposed thereunder.

  In addition, no employee will be granted a purchase right under the Purchase Plan (a) if, immediately after the grant, such employee, taking into account stock owned by any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Internal Revenue Code, would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or (b) which permits the employee to purchase, in any calendar year in which the purchase right is outstanding, more than $25,000 worth of stock based on the fair market value of the shares at the time such purchase right is granted. The fair market value per share of Common Stock on any particular date under the Purchase Plan will be deemed to be equal to the average of the high and low sales price per share of Common Stock on such date on the New York Stock Exchange.

 Offering Periods And Purchase Rights

  Shares of Common Stock will be offered from time to time under the Purchase Plan through a series of offerings, each with a minimum duration of 3 months and a maximum duration of 12 months as determined by the Compensation Committee ("Offerings"). The Offerings will commence as designated from time to time by the Compensation Committee. The first day of an Offering is the "Offering Commencement Date" and the last day is the "Offering Termination Date." Each Offering Commencement Date and Offering Termination Date shall in all cases occur on a business day.

  On the Offering Commencement Date of each Offering, each eligible employee who elects to participate in the Purchase Plan with respect to that Offering will be granted a purchase right to acquire shares of Common Stock through payroll deductions made during that Offering. The purchase date of shares purchased in connection with each Offering will occur on the Offering Termination Date with respect to such Offering, and all payroll deductions collected from the participant for the Offering ending on such date will automatically be applied to the purchase of the number of full shares of Common Stock which the participant's payroll deduction will purchase at the offering price applicable to that Offering. Notwithstanding the foregoing, no participant may purchase more than 3,000 shares of Common Stock during any Offering.

 Offering Price

  The price per share of the Common Stock acquired in connection with any Offering will be determined by the Compensation Committee, but shall in no event be less than 85% of the lower of (i) the fair market value per share of Common Stock on the Offering Commencement Date of that Offering, and (ii) the fair market value on the Offering Termination Date of that Offering. Prior to the commencement of an Offering, the Compensation Committee shall determine the amount of the price discount, if any, which will apply to shares of Common Stock to be purchased at the end of such Offering. On April 1, 1999, the fair market value of a share of Common Stock was $37.91.

 Payroll Deductions And Stock Purchases

  Each participant may authorize periodic payroll deductions in an amount not exceeding ten percent (10%) (or such other percent or fixed dollar amount which the Board or Compensation Committee may from time to time determine) of his or her gross cash wage, salary and overtime earnings, production bonus payments and compensation paid in a form other than cash (excluding discretionary bonus payments and reimbursements for out-of-pocket expenses) ("Compensation") for each pay period during an Offering. These payroll deductions will be credited to an account established for that participant and will be applied to the acquisition of Common Stock on the Offering Termination Date of the applicable Offering. Accordingly, on each Offering Termination Date, the accumulated payroll deductions of each participant will automatically be applied to the purchase of shares of Common Stock at the price in effect for that Offering.

  A participant may elect to reduce or increase future payroll deductions. The effective date of any such increase or reduction will be the first day of the next Offering following the Company's timely receipt of the change form or such earlier date as the Compensation Committee shall determine.

  Each participant's purchase right will be deemed to have been exercised automatically on the applicable Offering Termination Date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in the participant's account at the time will purchase at the applicable offering price.

  Fractional shares of Common Stock will not be issued under the Purchase Plan. Any accumulated payroll deductions which would have been used to purchase fractional shares, unless refunded as described below, will be held for the purchase of Common Stock in the next following Offering, without interest.

 Termination Of Participation/Withdrawal

  A participant may withdraw from the Purchase Plan at any time by giving written notice to the Plan Representative. Upon processing of any such written notice, no further payroll deductions will be made from the participant's Compensation during such Offering or thereafter, unless and until such participant elects to resume participation. Such participant's payroll deductions accumulated prior to processing of such notice to stop participation shall be refunded (without interest) to such participant as soon as reasonably practicable.

  A participant's withdrawal from any Offering will not have any effect upon such participant's eligibility to participate in any succeeding Offering.

  A participant's participation in the Purchase Plan will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have accumulated prior to such cessation of employment or loss of eligibility, if any, will be refunded to such participant (or such participant's designated beneficiary, in the event of such participant's death) and will not be applied to the purchase of Common Stock.

 Stockholder Rights

  No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights unless and until (a) such purchase right has been exercised, (b) the Company shall have issued and delivered the shares of Common Stock to the participant, and (c) the participant's name shall have been entered as a stockholder of record on the books of the Company. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

 Resale Restrictions

  The shares of Common Stock issued under the Purchase Plan may contain such restrictions, terms and conditions as the Board or Compensation Committee may, in its discretion, determine and the Board or the

Compensation Committee may, in its discretion, require that an appropriate legend be placed on the stock certificates evidencing such shares of Common Stock.

 Assignability

  Neither payroll deductions credited to a participant's account nor purchase rights under the Purchase Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from participation in the Purchase Plan.

 Change In Control

  In the event of a Change in Control, the Offering Termination Date with respect to the Offering in which the Change in Control would otherwise occur will be accelerated to the last payday immediately preceding the Change in Control and all outstanding purchase rights will automatically be exercised on such Offering Termination Date.

 Amendment And Termination

  The Board shall have complete power and authority to terminate or amend the Purchase Plan; provided however, that no termination, modification, or amendment of the Purchase Plan may, without the consent of a participant then having a purchase right under the Purchase Plan to purchase shares of Common Stock, adversely affect the rights of such participant under such purchase right, except that the foregoing shall not prohibit the Company from terminating the Purchase Plan at any time (including during an Offering) and applying the amounts theretofore withheld from participants to the purchase of shares of Common Stock as if the termination date of the Purchase Plan were an Offering Termination Date. Any cash balance remaining after the purchase of shares of Common Stock in such Offering shall be refunded (without interest) to such participant as soon as reasonably practicable.

 Federal Tax Consequences

  The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan.

  If the participant sells or otherwise disposes of the purchased shares within two years after the grant date of the purchase right with respect to which such shares were acquired or within one year after the date on which such shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. If a participant sells or otherwise disposes of the purchased shares within either such period at a price which is less than the fair market value of those shares at the date of purchase, then the participant will have a capital loss equal to the amount by which the purchase date fair market value exceeds the sale price.

  If the participant sells or disposes of the purchased shares more than two years after the grant date of the purchase right with respect to which the shares were acquired and more than one year after the date on which such shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, and (ii) the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares and any additional gain upon the disposition will be taxed as a long-term capital gain. Any loss will be treated as long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.

  The foregoing general description of federal income tax consequences is based upon federal income tax laws in effect on the date of this proxy statement. This description does not purport to be complete, and does not discuss foreign, state or local income tax consequences.

 Accounting Treatment

  Under current accounting principles applicable to employee stock purchase plans qualified under Section 423 of the Internal Revenue Code, the issuance of Common Stock under the Purchase Plan will not result in a compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in pro-forma statements to the Company's financial statements, the impact the purchase rights granted under the Purchase Plan would have upon the Company's reported earnings if the fair value of those purchase rights were treated as compensation expense.

 Vote Required

  The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the Purchase Plan. Should such stockholder approval not be obtained, then the Purchase Plan will not be implemented.

 New Plan Benefits

  Because the benefits under the Purchase Plan will depend on employees' elections to participate and the fair market value of Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Purchase Plan is approved by stockholders. Non- employee directors are not eligible to participate in the Purchase Plan.

  The Board recommends that the stockholders vote FOR this proposal.

                                PROPOSAL THREE

              RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board has selected the accounting firm of Grant Thornton LLP ("Grant Thornton") to audit the Company's financial statements for, and otherwise act as the Company's independent certified public accountants with respect to, the fiscal year ending February 29, 2000. Grant Thornton has continuously acted as independent certified public accountants for the Company in respect of its fiscal years commencing with the fiscal year ended February 28, 1974. In accordance with the Board's resolution, its selection of Grant Thornton for the current fiscal year is being presented to stockholders for ratification at the Meeting. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Meeting will constitute such ratification. The Company has been advised that neither Grant Thornton nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, nor has had any connection during the past three years with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

  A representative of Grant Thornton will be present at the Meeting. He will have an opportunity to make a statement, if he wishes to do so, and will be available to respond to appropriate questions.

  The Board recommends that the stockholders vote FOR this proposal.

           SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to report their ownership of and transactions in the Company's Common Stock to the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Copies of these reports are also required to be supplied to the Company. Specific dates for filing these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal 1999. Based solely on its review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied, except that Mr. Donato filed one late report relating to one transaction. The failure to timely file such report was solely due to an inadvertent error of the Company and not the reporting person.

                          ANNUAL REPORT AND FORM 10-K

  The Annual Report to Stockholders, containing the consolidated financial statements of the Company for the fiscal year ended February 28, 1999, accompanies this Proxy Statement.

  Stockholders may obtain without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1999, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to Investor Relations, Countrywide Credit Industries, Inc., 4500 Park Granada, MSN CH-19, Calabasas, California 91302-1613, (818) 225-3550. A list of exhibits is included in the Form 10-K, and exhibits are available from the Company upon the payment to the Company of the costs of furnishing them.

                             STOCKHOLDER PROPOSALS

  Any proposal that a stockholder wishes to present for consideration at the 2000 Annual Meeting of Stockholders must be received by the Company no later than February 8, 2000 for inclusion in the 2000 Notice of Annual Meeting, Proxy Statement and Proxy. Any other proposal that a stockholder wishes to bring before the 2000 Annual Meeting of Stockholders must also be received by the Company no later than February 8, 2000. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and Article II, Section 13 of the Company's Bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 4500 Park Granada, MSN CH-11, Calabasas, California 91302.

                                 OTHER MATTERS

  The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                     By Order of the Board of Directors

                                             /s/ Sandor E. Samuels
                                                    Sandor E. Samuels
                                                        Secretary

June 1, 1999

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                     PROXY

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                 Annual Meeting of Stockholders, July 9, 1999

     The undersigned hereby appoints Angelo R. Mozilo and David S. Loeb, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of Countrywide Credit Industries, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Westlake Plaza Hotel, 880 S. Westlake Boulevard, Westlake Village, California on July 9, 1999 at 10:00 A.M. and any adjournment thereof.

     Receipt of copies of the Annual Report to Stockholders, the Notice of Annual Meeting of Stockholders and the Proxy Statement dated June 1, 1999 is hereby acknowledged.

                  (Continued and to be marked, dated and signed on reverse side)



                               COUNTRYWIDE CREDIT INDUSTRIES, INC.
                               P.O. BOX 11148
                               NEW YORK, N.Y. 10203-0148

Comments:

-----------------------------------------

-----------------------------------------

-----------------------------------------

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE LISTED MATTERS UNLESS SPECIFIED TO THE CONTRARY.

1.  To elect to the Board of Directors for a   FOR all nominees        WITHHOLD AUTHORITY to vote           *EXCEPTIONS
    term expiring at the 2002 Annual Meeting.  listed below.   [_]     for all nominees listed below.  [_]                [_]

Nominees:  Angelo R. Mozilo and David S. Loeb
(INSTRUCTIONS:  To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
            ----------------------------------------------------------------------------------------------------------------
2.  To adopt the Company's 1999 Employee Stock Purchase Plan.       3.  To ratify the selection of Grant Thornton LLP as the
                                                                        Independent Accountants to audit the Company's
    FOR  [_]        AGAINST  [_]        ABSTAIN  [_]                    financial statements for the fiscal year ending
                                                                        February 29, 2000.

In their discretion, the proxies are authorized to vote upon            FOR  [_]            AGAINST  [_]          ABSTAIN  [_]
such other business as may properly come before the annual
meeting.

                                                     I PLAN TO ATTEND MEETING  [_]        Change of Address and
                                                                                          or Comments Mark Here  [_]

                                                                        NOTE:  Please date and sign exactly as the name
                                                                        appears on this proxy.  Joint owners should each
                                                                        sign.  If the signer is a corporation, please
                                                                        sign full corporate name by a duly authorized
                                                                        officer.  Executors, trustees, etc. should give
                                                                        full title as such.

                                                                        Dated:
                                                                             -------------------------------------------


                                                                             -------------------------------------------
                                                                                              Signature

                                                                             -------------------------------------------
                                                                                              Signature

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.
                                                                        Votes must be indicated (x) in Black or Blue ink.  [X]